Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2017, on our audits of the consolidated financial statements and financial statement schedules of Horizon Bancorp as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015 and 2014, and our audit of internal control over financial reporting of Horizon Bancorp as of December 31, 2016, which reports are included in the Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Independent Registered Public Accounting Firm and Experts.”

BKD, LLP

Indianapolis, Indiana

July 14, 2017